Exhibit 10.3

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR CERTAIN REDACTED PROVISIONS OF THIS AGREEMENT. THE REDACTED PROVISIONS ARE INDICATED BY THREE ASTERISKS ENCLOSED BY BRACKETS AND UNDERLINED. THE CONFIDENTIAL PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

[Metavante Logo] Metavante™

____________________________________________________________________________________

MASTER AGREEMENT

This Master Agreement is made as of the 10th of October, 2002 (the "Effective Date"), by and between NBO Systems, Inc., a Maryland corporation ("Customer") and Metavante Corporation, a Wisconsin corporation ("Metavante").

Customer desires Metavante to provide to Customer the services set forth in this Agreement and Metavante desires to provide such services to Customer, all as provided in this Agreement.

THEREFORE, in consideration of the payments to be made and services to be performed hereunder, upon the terms and subject to the conditions set forth in this Agreement and intending to be legally bound, the parties hereto agree as follows:

Metavante shall provide to Customer and Customer shall receive from Metavante, all upon the terms and conditions set forth in this Agreement, the Services specified in this Agreement. The term of this Agreement shall commence on the Effective Date and end on the fifth (5th) year anniversary of the last day of the month in which the Commencement Date occurs. This Agreement includes the Schedules marked with an "X" below, which contain additional terms and conditions relating to the applicable Service including applicable fees and charges. Metavante may provide to Customer and Customer may receive additional services hereunder upon mutual agreement and by completion of a New Services Schedule. Each marked Schedule and each New Services Schedule, if any, subsequently agreed to and executed by Metavante and Customer are incorporated into this Agreement by reference as if set forth in this Agreement in full.

____________________________________________________________________________________

SCHEDULES
Financial Technology Solutions			Miscellaneous
☐	A	Customer Relationship Management (CRM)	☐	I	Automated Clearing House (ACH)
☒	B	Electronic Funds Delivery	☐	J	Termination Fee
☐	C	Financial Accounts Processing	☐	K	SNS Network Design
☐	D	Wealth Management Processing	☒	L	Performance Objectives
☐	E	Private Label Banking
E-Finance Solutions
☐	F	Electronic Bill Presentment
☐	G	Electronic Bill Payment
☐	H	Online Business/Consumer Banking

____________________________________________________________________________________

The general terms and conditions and all exhibits attached hereto are incorporated herein and deemed part of this Agreement.

IN WITNESS THEREOF, the parties have caused this Agreement to be executed on their behalf as of the date first above written.

METAVANTE CORPORATION	NBO SYSTEMS, INC.

By: /s/Frank G. D'Angelo 10/29	By: /s/ Keith A. Guevara
Name: Frank G. D'Angelo	Name: Keith A. Guevara
Title: Executive Vice President and General Manager	Title: President - CEO

EFT and Card Solutions

By: /s/ Joseph B. Farraye	By: /s/ Randy J. Steck
Name: Joseph B. Farraye	Name: Randy J. Steck
Title: Vice President, Sales	Title: COO
[STAMP - DLP Approved as to Form by Legal 10/22/02]

© 2002, Metavante Corporation 1 NBO Stored Value 100902

GENERAL TERMS AND CONDITIONS

1. DEFINITIONS

1.1. Definitions. Capitalized terms shall have the meaning ascribed to them on attached Exhibit A.

1.2. References. In this Agreement, references and mention of the word "includes" and "including" shall mean "includes, without limitation" and "including, without limitation," as applicable.

1.3. Interpretation. In the event of a conflict between the general terms and conditions and the terms of any exhibits and schedules attached hereto, the terms of the schedules and exhibits shall prevail and control the interpretation of the Agreement with respect to the subject matter of the applicable schedules and/or exhibits. The exhibits and schedules together with the general terms and conditions shall be interpreted as a single document.

2. TERM

Unless this Agreement has been earlier terminated, this Agreement shall continue for the Initial Term and shall be automatically renewed for one (1) additional twelve-month period ("Renewal Term") under the same terms and conditions unless either party shall provide the other party with written notice of termination at least ninety (90) days prior to the expiration date for the Initial Term or Renewal Term, as applicable.

3. APPOINTMENT

3.1. Performance by Metavante Affiliates or Subcontractors. Customer understands and agrees that the actual performance of the Services may be made by one or more Affiliates of Metavante, or subcontractors of any of the foregoing Entities (collectively, the "Eligible Providers"). For purposes of this Agreement, performance of the Services by any Eligible Provider shall be deemed performance by Metavante itself. Metavante shall remain fully responsible for the performance or non-performance of the Services by any Eligible Provider, to the same extent as if Metavante itself performed or failed to perform such services. Customer agrees to look solely to Metavante, and not to any Eligible Provider, for satisfaction of any claims Customer may have arising out of this Agreement or the performance or nonperformance of Services.

3.2. Third Party Products/Services. The parties acknowledge that certain services and products necessary for the performance of the Services are being, and in the future may be, provided by Third Parties who will contract directly with Customer. Metavante shall have no liability to Customer for information and products supplied by, or services performed by, such Third Parties in conjunction with the Services.

3.3. Proper Instructions. "Proper Instructions" shall mean those instructions sent to Metavante by letter, memorandum, telegram, cable, telex, telecopy facsimile, computer terminal, e-mail or other "on line" system or similar means of communication or given orally over the telephone or given in person by one or more of the person(s) whose name(s) and signatures) are listed on the most recent certificate delivered by Customer to Metavante which lists those persons authorized to give orders, corrections and instructions in the name of and on behalf of Customer. Proper Instructions shall specify the action requested to be taken or omitted.

4. SERVICES

4.1. Services. Metavante agrees that the Services shall be provided to Customer in substantial conformance with the Documentation, and in accordance with this Agreement.

4.2. New Services. If Customer wishes to receive any New Service which is included in Metavante's then-current standard pricing, Customer shall notify Metavante and the parties shall implement the same on a mutually acceptable time schedule. If the New Service is not identified in Metavante's then-current standard pricing, Customer shall submit a written request for estimates to Metavante in accordance with Section 14.1 of this Agreement. Nothing contained herein shall obligate Metavante to develop a New Service for Customer.

4.3. Professional Services. Metavante may provide Customer with Professional Services as mutually agreed by the parties. Customer agrees that Metavante may use all suggestions, improvements and comments regarding the Services that are furnished by Customer to Metavante in connection with this Agreement, without accounting or reservation.

4.4 Service Levels. Service Levels, if any, relating to a particular Service shall be as set forth in the applicable schedule or exhibit. The parties agree that Metavante's performance of Services at a level at or above any Service Level shall be satisfactory performance. Metavante shall cure any failure to achieve a Service Level within the period specified within the applicable schedule. Remedies, if any, for failure to achieve a Service Level shall be as set forth in the applicable Schedule or exhibit thereto.

4.5 Software Licenses. Metavante may provide Customer with access to software to facilitate or assist Customer's use of the Services. Except as otherwise agreed by Metavante in writing, Customer shall have no right or license to such software except for the purpose of using the Services during the Term, and any such software shall be Metavante Software. Customer shall not reverse engineer, decompile, or prepare derivative works from, any such software. Customer shall immediately return all copies of such software and all accompanying documentation for such software, if any, upon the expiration or earlier termination of this Agreement.

© 2002 Metavante Corporation	1	NBO Stored Value 100902

5. FEES

5.1. Fee Structure. The fees for the Initial Services are set forth in the applicable Fee Schedule(s). Customer agrees to pay Metavante the fees specified in the Fee Schedule(s) for such services. Fees for New Services shall be as set forth in Metavante's then current standard pricing or, if applicable, the mutually agreed upon Fee Schedules for such services.

5.2. Pricing and Operational Assumptions. Certain Fee Schedule(s) may set forth the operational and pricing assumptions made by Metavante following completion of its preliminary due diligence of Customer's requirements and its evaluation of information provided by Customer. If so and if the parties determine that one or more of the pricing or operational assumptions listed in the Fee Schedules) is inaccurate or incomplete in any material respect, the parties will negotiate in good faith regarding an equitable adjustment to any materially and adversely impacted provisions of this Agreement. In addition to the charges specified on the Fee Schedule(s), Customer shall be responsible for all pass through charges assessed by Third Parties as agreed to in advance by Metavante and Customer.

5.3. Excluded Costs. The fees set forth in the Fee Schedule(s) do not include shipping and courier costs, telecommunication charges, Expenses, Third Party pass-through charges, workshop fees, training fees, late fees or charges and Taxes, which shall be the responsibility of Customer.

5.4. Disputed Amounts. If Customer disputes any charge or amount on any invoice and such dispute cannot be resolved promptly through good faith discussions between the parties, Customer shall pay the amounts due under this Agreement less the disputed amount, and the parties shall diligently proceed to resolve such disputed amount. An amount will be considered disputed in good faith if (i) Customer delivers a written statement to Metavante on or before the due date of the invoice, describing in detail the basis of the dispute and the amount being withheld by Customer, (ii) such written statement represents that the amount in dispute has been determined after due investigation of the facts and that such disputed amount has been determined in good faith, and (iii) all other amounts due from Customer that are not in dispute have been paid in accordance with the terms of this Agreement

5.5. Terms of Payment. All fees shall be paid to Metavante as set forth in the Fee Schedule(s). All amounts due under this Agreement shall be paid within ten (10) days of the date of invoice, unless otherwise provided in the Fee Schedule. Undisputed charges not paid by the due date shall be subject to annual interest at the rate of 12% or the highest rate permitted by law, whichever is lower. Customer shall also pay any collection fees, court costs, reasonable attorneys' fees, and Damages incurred by Metavante in collecting payment of the charges and any other amounts for which Customer is liable under the terms and conditions of this Agreement.

5.6. Modification of Terms and Pricing. Except for those Services specifically identified on the Fee Schedule, charges for all Services shall be subject to adjustments which shall not exceed, in aggregate effect, the greater of (1) an annual rate of five percent (5%), or (ii) the change to the Employment Cost Index over the applicable period. Metavante agrees to provide Customer thirty (30) days prior notice of any such adjustment.

6. PERFORMANCE WARRANTY/EXCLUSIVE REMEDY/DISCLAIMER OF ALL OTHER WARRANTIES

6.1. Performance Warranty. Metavante warrants that it will provide the Services in a commercially reasonable manner in substantial conformity with this Agreement and the Performance Objectives attached as Schedule L (the "Performance Warranty"). THIS PERFORMANCE WARRANTY IS SUBJECT TO THE WARRANTY EXCLUSIONS SET FORTH BELOW IN SECTION 6.2.

6.2. Performance Warranty Exclusions. Except as may be expressly agreed in writing by Metavante, Metavante's Performance Warranty does not apply to:

A. defects, problems, or failures caused by the Customer's nonperformance of obligations essential to Metavante's performance of its obligations; and/or

B. defects, problems, or failures caused by an event of force majeure.

6.3. DISCLAIMER OF ALL OTHER WARRANTIES. THIS PERFORMANCE WARRANTY, AND THE WARRANTIES IN ARTICLE 12 HEREOF, ARE IN LIEU OF, AND METAVANTE DISCLAIMS ANY AND ALL OTHER WARRANTIES, CONDITIONS, OR REPRESENTATIONS (EXPRESS OR IMPLIED, ORAL OR WRITTEN) WITH RESPECT TO THE SERVICES PROVIDED UNDER THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS OR SUITABILITY FOR ANY PURPOSE (WHETHER OR NOT METAVANTE KNOWS, HAS REASON TO KNOW, HAS BEEN ADVISED, OR IS OTHERWISE IN FACT AWARE OF ANY SUCH PURPOSE), WHETHER ALLEGED TO ARISE BY LAW, BY REASON OF CUSTOM OR USAGE IN THE TRADE, OR BY COURSE OF DEALING. IN ADDITION, METAVANTE DISCLAIMS ANY WARRANTY OR REPRESENTATION TO ANY PERSON OTHER THAN CUSTOMER WITH RESPECT TO THE SERVICES PROVIDED UNDER THIS AGREEMENT.

7. MODIFICATION OR PARTIAL TERMINATION

7.1. Modifications to Services. Metavante may relocate, modify, amend, enhance, update, or provide an appropriate replacement for the software used to provide the Services, or any element of its systems or processes at any time or withdraw, modify or amend any function of the Services, provided that neither the functionality of the Services nor any applicable Service Levels are materially adversely affected.

7.2. Partial Termination by Metavante. Metavante may terminate any function or any Services immediately upon any final regulatory, legislative, or judicial determination that providing such function or Services is inconsistent with applicable law or regulation or the rights of any Third Party. Metavante may also terminate the Services in the event that Discover Financial Services, Inc. ceases to provide the ability to support Stored Value Card transactions on its proprietary network, or if Metavante's

© 2002 Metavante Corporation	2	NBO Stored Value 100902

agreement with Discover Financial Services, Inc. is terminated for any reason. In such event, Customer shall not be liable for any Termination Fee. If Metavante terminates any Service, Metavante agrees to assist Customer, without additional charge, in identifying an alternate provider of such terminated Service.

7.3. Partial Termination by Customer. Except as may be provided in any Schedule, Customer agrees that, during the Term, Customer shall obtain exclusively from Metavante all of its requirements covered by the Initial Services. If Customer breaches the foregoing covenant, Customer shall pay Metavante a Termination Fee for the discontinued Service, as liquidated damages and not as a penalty.

8. TERMINATION

8.1. Early Termination. The terms and conditions set forth on Schedule J of the Agreement shall govern the early termination of this Agreement (or any service which is part of the Initial Services).

8.2. For Cause. If either party fails to perform any of its material obligations under this Agreement and does not cure such failure within thirty (30) days (or any other cure period specifically set forth in the Agreement) after being given notice specifying the nature of the failure, then the non-defaulting party may, by giving notice to the other party, terminate this Agreement as of the date specified in such notice of termination, or such later date agreed to by the parties, without prejudice to the non-defaulting party's right to collect Damages or the Termination Fee (if the non-defaulting party is Metavante).

8.3. For Insolvency. In addition to the termination rights set forth in Sections 8.1 and 8.2, subject to the provisions of Title 11, United States Code, if either party becomes or is declared insolvent or bankrupt, is the subject to any proceedings relating to its liquidation, insolvency or for the appointment of a receiver or similar officer for it, makes an assignment for the benefit of all or substantially all of its creditors, or enters into an agreement for the composition, extension, or readjustment of all or substantially all of its obligations, or is subject to regulatory sanction by any Federal Regulator, then the other party may, by giving written notice to such party, may terminate this Agreement as of a date specified in such notice. of termination; provided that the foregoing shall not apply with respect to any involuntary petition in bankruptcy filed against a party unless such petition is not dismissed within sixty (60) days of such filing.

9. LIMITATION OF LIABILITY/MAXIMUM DAMAGES ALLOWED

9.1. Equitable Relief. Either party may seek equitable remedies, including injunctive relief, for a breach of the other party's obligations under Article 13 of this Agreement, prior to commencing the dispute resolution procedures set forth in Section 11.1 below.

9.2. Exclusion of Incidental and Consequential Damages. Independent of, severable from, and to be enforced independently of any other provision of this Agreement, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY (NOR TO ANY PERSON CLAIMING RIGHTS DERIVED FROM THE OTHER PARTY'S RIGHTS) IN CONTRACT, TORT, (INCLUDING NEGLIGENCE) OR OTHERWISE, FOR INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE, OR EXEMPLARY DAMAGES OF ANY KIND--including lost profits, loss of business, or other economic damage, and further including injury to property, AS A RESULT OF BREACH OF ANY WARRANTY OR OTHER TERM OF THIS AGREEMENT, INCLUDING ANY FAILURE OF PERFORMANCE, REGARDLESS OF WHETHER THE PARTY LIABLE OR ALLEGEDLY LIABLE WAS ADVISED, HAD OTHER REASON TO KNOW, OR IN FACT KNEW OF THE POSSIBILITY THEREOF.

9.3. Maximum Damages Allowed. Notwithstanding any other provision of this Agreement, and for any reason, including breach of any duty imposed by this Agreement or independent of this Agreement, and regardless of any claim in contract, tort (including negligence) or otherwise, Metavante's total, aggregate liability under this Agreement shall in no circumstance exceed payments made to Metavante by Customer for the Service to which the claim relates during the five (5) months prior to the act or event giving rise to such claim.

9.4. Statute of Limitations. No lawsuit or other action may be brought by either party hereto, or on any claim or controversy based upon or arising in any way out of this Agreement, after one (1) year from the date on which the cause of action arose regardless of the nature of the claim or form of action, whether in contract, tort (including negligence) or otherwise; provided, however, the foregoing limitation shall not apply to the collection of any amounts due Metavante under this Agreement.

9.5. Tort Claim Waiver. In addition to and not in limitation of any other provision of this Article 9, each party hereby knowingly, voluntarily, and intentionally waives any right to recover from the other party, and Customer waives any right to recover from any Eligible Provider, any economic losses or damages in any action brought under tort theories, including, misrepresentation, negligence and/or strict liability and/or relating to the quality or performance of any products or services provided by Metavante. For purposes of this waiver, economic losses and damages include monetary losses or damages caused by a defective product or service except personal injury or damage to other tangible property. Even if remedies provided under this Agreement shall be deemed to have failed of their essential purpose, neither party shall have any liability to the other party under tort theories for economic losses or damages.

9.6. Liquidated Damages. Customer acknowledges that Metavante shall suffer a material adverse impact on its business if this Agreement is terminated prior to expiration of the Term, and that the resulting damages may not be susceptible of precise determination. Customer acknowledges that the Termination Fee is a reasonable approximation of such damages and shall be deemed to be liquidated damages and not a penalty.

9.7. Essential Elements. Customer and Metavante acknowledge and agree that the limitations contained in this Article 9 are essential to this Agreement, and that Metavante has expressly relied upon the inclusion of each and every provision of this Article 9 as a condition to executing this Agreement.

© 2002 Metavante Corporation	3	NBO Stored Value 100902

10. INSURANCE AND INDEMNITY.

10.1. Insurance. Metavante shall maintain for its own protection fidelity bond coverage for its personnel; insurance coverage for loss from fire, disaster or other causes contributing to interruption of normal services, reconstruction of data file media and related processing costs; additional expenses incurred to continue operations; and business interruption to reimburse Metavante for losses resulting from suspension of the Services due to physical loss of equipment.

10.2. Indemnity

A. Except as provided in 10.28 below, Customer shall indemnify Metavante from, defend Metavante against, and pay any final judgments awarded against Metavante, resulting from any claim brought by a Third Party against Metavante based on Customer's use of the Services, Metavante's compliance with Customer's specifications or instructions, or Metavante's use of trademarks or data supplied by Customer, provided that the foregoing shall not limit or restrict Customer's rights to recover direct damages from Metavante for Metavante's breach of this Agreement, including reimbursement for direct damages of Third Parties which Customer is obligated to pay as a result of Metavante's breach.

B. Metavante shall indemnify Customer from, defend Customer against, and pay any final judgment awarded against Customer, resulting from any claim brought by a Third Party against Customer based on Metavante's alleged infringement of any patent, copyright or trademark of such Third Party under the laws of the United States, unless and except to the extent that such infringement is caused by Metavante's compliance with Customer's unique specifications or instructions, or Metavante's use of trademarks or data supplied by Customer.

10.3. Indemnification Procedures. If any Third Party makes a claim covered by Section 10.2 against an indemnitee with respect to which such indemnitee intends to seek indemnification under this Section, such indemnitee shall give notice of such claim to the indemnifying party, including a brief description of the amount and basis therefor, if known. Upon giving such notice, the indemnifying party shall be obligated to defend such indemnitee against such claim, and shall be entitled to assume control of the defense of the claim with counsel chosen by the indemnifying party, reasonably satisfactory to the indemnitee. The indemnitee shall cooperate fully with, and assist, the indemnifying party in its defense against such claim in all reasonable respects. The indemnifying party shall keep the indemnitee fully apprised at all times as to the status of the defense. Notwithstanding the foregoing, the indemnitee shall have the right to employ its own separate counsel in any such action, but the fees and expenses of such counsel shall be at the expense of the indemnitee. Neither the indemnifying party nor any indemnitee shall be liable for any settlement of action or claim effected without its consent. Notwithstanding the foregoing, the indemnitee shall retain, assume, or reassume sole control over all expenses relating to every aspect of the defense that it believes is not the subject of the indemnification provided for in this Section. Until both (a) the indemnitee receives notice from indemnifying party that it will defend, and (b) the indemnifying party assumes such defense, the indemnitee may, at any time after ten (10) days from the date notice of claim is given to the indemnifying party by the indemnitee, resist or otherwise defend the claim or, after consultation with and consent of the indemnifying party, settle or otherwise compromise or pay the claim. The indemnifying party shall pay all costs of indemnity arising out of or relating to that defense and any such settlement, compromise, or payment. The indemnitee shall keep the indemnifying party fully apprised at all times as to the status of the defense. Following indemnification as provided in this Section, the indemnifying party shall be subrogated to all rights of the indemnitee with respect to the matters for which indemnification has been made.

11. DISPUTE RESOLUTION

11.1. Representatives of Parties. All disputes arising under or in connection with this Agreement shall initially be referred to the representatives of each party who customarily manages the relationship between the parties. If such representatives are unable to resolve the dispute within five (5) Business Days after referral of the matter to them, the managers of the representatives shall attempt to resolve the dispute. If, after five (5) Business Days they are unable to resolve the dispute, senior executives of the parties shall attempt to resolve the dispute. If, after five (5) Business Days they are unable to resolve the dispute, the parties shall submit the dispute to the chief executive officers of the parties for resolution. Neither party shall commence legal proceedings with regard to a dispute until completion of the dispute resolution procedures set forth in this Section 11.1, except to the extent necessary to preserve its rights or maintain a superior position against other creditors or claimants.

11.2. Continuity of Performance. During the pendency of the dispute resolution proceedings described in this Article 11, Metavante shall continue to provide the Services so long as Customer shall continue to pay all undisputed amounts to Metavante in a timely manner.

12. AUTHORITY

12.1. Metavante. Metavante warrants that:

A. Metavante has the right to provide the Services hereunder, using all computer software required for that purpose.

B. Metavante is a corporation validly existing and in active status under the laws of the State of Wisconsin. It has all the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement has been duly authorized by Metavante and this Agreement is enforceable in accordance with its terms against Metavante. No approval, authorization or consent of any governmental or regulatory authorities is required to be obtained or made by Metavante in order for Metavante to enter into and perform its obligations under this Agreement.

© 2002 Metavante Corporation	4	NBO Stored Value 100902

12.2. Customer. Customer warrants that:

A. Customer has all required licenses and approvals necessary to use the Services in the operation of its business.

B. Customer is a corporation validly existing and in good standing under the laws of the state of its incorporation. It has all the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement has been duly authorized by Customer and this Agreement is enforceable in accordance with its terms against Customer. No approval, authorization or consent of any governmental or regulatory authorities required to be obtained or made by Customer in order for Customer to enter into and perform its obligations under this Agreement.

C. In the event that Customer requests Metavante to disclose to any Third Party or to use any of Customer's Confidential Information (as defined in Section 13.3), and such Confidential Information is or may be subject to the Privacy Regulations, such disclosure or use shall be permitted by the Privacy Regulations and by any initial, annual, opt-out, or other privacy notice that Customer issued with respect to such Confidential Information pursuant to the Privacy Regulations.

13. CONFIDENTIALITY AND OWNERSHIP

13.1. Customer Data. Customer shall remain the sole and exclusive owner of all Customer Data and its Confidential Information (as defined in Section 13.3), regardless of whether such data is maintained on magnetic tape, magnetic disk, or any other storage or processing device. All such Customer Data and other Confidential Information shall, however, be subject to regulation and examination by the appropriate auditors and regulatory agencies to the same extent as if such information were on Customer's premises.

13.2. Metavante Systems. Customer acknowledges that it has no rights in any software, systems, documentation, guidelines, procedures and similar related materials or any modifications thereof provided by Metavante, except with respect to Customer's use of the same during the Term to process its data.

13.3. Confidential Information. "Confidential Information'" of a party shall mean all confidential or proprietary information and documentation of such party, whether or not marked as such including, with respect to Customer, all Customer Data. Confidential Information shall not include: (i) information which is or becomes publicly available (other than by the party having the obligation of confidentiality) without breach of this Agreement; (ii) information independently developed by the receiving party; (iii) information received from a Third Party not under a confidentiality obligation to the disclosing party; or (iv) information already in the possession of the receiving party without obligation of confidence at the time first disclosed by the disclosing party. The parties acknowledge and agree that the substance of the negotiations of this Agreement, and the terms of this Agreement are considered Confidential Information subject to the restrictions contained herein.

13.4. Obligations of the Parties. Except as permitted under this Section 13.4 and applicable law, neither party shall use, copy, sell, transfer, publish, disclose, display, or otherwise make any of the other party's Confidential Information available to any Third Party without the prior written consent of the other party. Each party shall hold the Confidential Information of the other party in confidence and shall not disclose or use such Confidential Information other than for the purposes contemplated by this Agreement and, to the extent that Confidential Information of Customer may be subject to the Privacy Regulations, as permitted by the Privacy Regulations, and shall instruct their employees, agents, and contractors to use the same care and discretion with respect to the Confidential Information of the other party or of any Third Party utilized hereunder that Metavante and Customer each require with respect to their own most confidential information, but in no event less than a reasonable standard of care, including the utilization of security devices or procedures designed to prevent unauthorized access to such materials. Each party shall instruct its employees, agents, and contractors of its confidentiality obligations hereunder and not to attempt to circumvent any such security procedures and devices. Each party's obligation under the preceding sentence may be satisfied by the use of its standard form of confidentiality agreement, ff the same reasonably accomplishes the purposes here intended. All such Confidential Information shall be distributed only to persons having a need to know such information to perform their duties in conjunction with this Agreement.

13.5. Information Security. Metavante shall be responsible for establishing and maintaining an information security program that is designed to (i) ensure the security and confidentiality of Customer Data, (ii) protect against any anticipated threats or hazards to the security or integrity of Customer Data, and (iii) protect against unauthorized access to or use of Customer Data that could result in substantial harm or inconvenience to Customer or any of its customers. Customer shall be responsible for maintaining security for its own systems, servers, and communications links as necessary to (i) protect the security and integrity of Metavante's systems and servers on which Customer Data is stored, and (ii) protect against unauthorized access to or use of Metavante's systems and servers on which Customer Data is stored.

13.6. Ownership and Proprietary Rights. Metavante reserves the right to determine the hardware, software and tools to be used by Metavante in performing the Services. Metavante shall retain title and all other ownership and proprietary rights in and to the Metavante Proprietary Materials and Information, and any and all derivative works based thereon. Such ownership and proprietary rights shall include any and all rights in and to patents, trademarks, copyrights, and trade secret rights. Customer agrees that the Metavante Proprietary Materials and Information are not "work made for hire" within the meaning of U.S. Copyright Act 17 U.S.C. Section 101.

13.7. The Privacy Regulations. In the event that Customer requests Metavante to disclose to any Third Party or to use any of Customer's Confidential Information, and such Confidential Information is or may be subject to the Privacy Regulations, Metavante reserves the right, prior to such disclosure or use, (i) to review any initial, annual, opt-out, or other privacy notice that Customer issued with respect to such Confidential Information pursuant to the Privacy Regulations, and if

© 2002 Metavante Corporation	5	NBO Stored Value 100902

requested by Metavante, Customer shall promptly provide Metavante with any such notice, and (ii) to decline to disclose to such Third Party or to use such Confidential Information if Metavante, in Metavante's sole discretion, believes that such disclosure or use is or may be prohibited by the Privacy Regulations or by any such notice.

14. DEVELOPMENT PROJECTS

Upon Customer's written request, Metavante will develop and provide to Customer a good faith estimate of any additional charges which Customer may incur in connection with the operation of any new software, major modification or enhancements developed by Metavante at Customer's request or the acquisition of Third Party software related to any Service. Nothing contained herein shall obligate Metavante to develop enhancements requested by Customer.

15. DISASTER RECOVERY

15.1. Services Continuity Plan. Metavante shall maintain throughout the Term of the Agreement a Services Continuity Plan (the "Plan") in compliance with applicable regulatory requirements. Review and acceptance of the Plan as may be required by any applicable regulatory agency shall be the responsibility of Customer. Metavante shall cooperate with Customer in conducting such reviews as such regulatory agency may from time to time reasonably request. A detailed Executive Summary of the Plan has been provided to Customer. Updates to the Plan shall be provided to Customer without charge.

15.2. Relocation. If appropriate, Metavante shall relocate all affected Services to an alternate disaster recovery site as expeditiously as possible after declaration of a Disaster, and shall coordinate with Customer all requisite telecommunications modifications necessary to achieve full connectivity to the disaster recovery site, in material compliance with all regulatory requirements. "Disaster" shall have the meaning set forth in the Plan.

15.3. Resumption of Services. The Plan provides that, in the event of a Disaster, Metavante will be able to resume the Services in accordance therewith within the time periods specified in the Plan. In the event Metavante is unable to resume the Services to Customer within the time periods specified in the Plan, Customer shall have the right to terminate this Agreement without payment of the Termination Fee upon written notice to Metavante delivered within forty-five (45) days after declaration of such Disaster.

15.4. Annual Test. Metavante shall test its Plan by conducting one (1) test annually and shall provide Customer with a description of the test results in accordance with applicable laws and regulations.

16. MISCELLANEOUS PROVISIONS

16.1. Governing Law. The validity, construction and interpretation of this Agreement and the rights and duties of the parties hereto shall be governed by the internal laws of the State of Wisconsin, excluding its principles of conflict of laws.

16.2. Venue and Jurisdiction. In the event of litigation to enforce the terms of this Agreement, the parties consent to venue in an exclusive jurisdiction of the courts of Milwaukee County, Wisconsin and the Federal District Court for the Eastern District of Wisconsin. The parties further consent to the jurisdiction of any federal or state court located within a district which encompasses assets of a party against which a judgment has been rendered, either through arbitration or litigation, for the enforcement of such judgment or award against such party or the assets of such party.

16.3. Entire Agreement Amendments. This Agreement, together with the exhibits and schedules hereto, constitutes the entire agreement between Metavante and the Customer with respect to the subject matter hereof. There are no restrictions, promises, warranties, covenants or undertakings other than those expressly set forth herein and therein. This Agreement supersedes all prior negotiations, agreements, and undertakings between the parties with respect to such matter. This Agreement, including the exhibits and schedules hereto, may be amended only by an instrument in writing executed by the parties or their permitted assignees.

16.4. Relationship of Parties. The performance by Metavante of its duties and obligations under this Agreement shall be that of an independent contractor and nothing contained in this Agreement shall create or imply an agency relationship between Customer and Metavante, nor shall this Agreement be deemed to constitute a joint venture or partnership between Customer and Metavante.

16.5. Transmission of Data. If the Services require transportation or transmission of data between Metavante and Customer, the responsibility and expense for transportation and transmission of, and the risk of loss for, data and media transmitted between Metavante and Customer shall be borne by Customer. Data lost by Metavante following receipt, shall either be restored by Metavante from its backup media or shall be reprocessed from Customer's backup media at no additional charge to Customer.

16.6. Reliance on Data. Metavante will perform the Services described in this Agreement on the basis of information furnished by Customer. Metavante shall be entitled to rely upon any such data, information, or instructions as provided by Customer. If any error results from incorrect input supplied by Customer, Customer shall be responsible for discovering and reporting such error and supplying the data necessary to correct such error to Metavante for processing at the earliest possible time. In providing the Services, Metavante shall rely on the instructions and directions of Customer, and shall not be responsible for any liability arising from Metavante's proper performance of the Services in accordance with Customer's instructions.

16.7. Use of Services. Customer assumes exclusive responsibility for the consequences of any Proper Instructions Customer may give Metavante, for Customer's failure to properly access the Services in the manner prescribed by Metavante, and for Customer's failure to supply accurate input information. Customer agrees that, except as otherwise permitted in this Agreement or in writing by Metavante, Customer will use the Services only for its own internal business purposes to service its

© 2002 Metavante Corporation	6	NBO Stored Value 100902

bona fide customers and clients and will not sell or otherwise provide, directly or indirectly, any of the Services or any portion thereof to any Third Party.

16.8. Affiliates. Customer agrees that it is responsible for assuring compliance with this Agreement by those Affiliates receiving Services under this Agreement. Customer agrees to be responsible for the submission of its Affiliates' data to Metavante for processing and for the transmission to Customer's Affiliates of such data processed by and received from Metavante. Customer agrees to pay any and all fees owed under this Agreement for Services rendered to its Affiliates.

16.9. Assignment. This Agreement may not be assigned by either party, by operation of law or otherwise, without the prior written consent of the other party, which consent shall not be unreasonably withheld, provided that (a) Metavante's consent need not be obtained in connection with the assignment of this Agreement pursuant to a merger in which Customer is a party, so long as the provisions of all applicable Schedules are complied with; and (b) Metavante may freely assign this Agreement (i) in connection with a merger, corporate reorganization or sale of all or substantially all of its assets, stock or securities, or (ii) to any Entity which is a successor to the assets or the business of Metavante.

16.10. Notices. Except as otherwise specified in the Agreement, all notices, requests, approvals, consents and other communications required or permitted under this Agreement shall be in writing and shall be personally delivered or sent by (i) first class U.S. mail, registered or certified, return receipt requested, stage pre-paid; or (ii) U.S. express mail, or other, similar overnight courier service to the address specified below. Notices shat be deemed given on the day actually received by the party to whom the notice is addressed.

In the case of Customer: NBO Systems, Inc.

3676 West California Avenue, Building D

Salt Lake City UT 84104

Attn: Keith Guevara, CEO

For Billing Purposes: NBO Systems, Inc.

Attn: Kent Jasperson CAO

In the case of Metavante: Metavante Corporation

4900 West Brown Deer Road

Milwaukee WI 53223

Attn: Frank G. D'Angelo, Executive Vice President

Copy to: General Counsel

16.11. Headings. Headings in this Agreement are for reference purposes only and shall not affect the interpretation or meaning of this Agreement.

16.12. Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together constitute one and the same agreement.

16.13. Waiver. No delay or omission by either party to exercise any right or power it has under this Agreement shall impair or be construed as a waiver of such right or power. A waiver by any party of any breach or covenant shall not be construed to be a waiver of any succeeding breach or any other covenant. All waivers must be in writing and signed by the party waiving its rights.

16.14. Severability. If any provision of this Agreement is held by court or arbitrator of competent jurisdiction to be contrary to law, then the remaining provisions of this Agreement will remain in full force and effect. Articles 9 and 13 and Sections 16.1, and 16.22 shall survive the expiration or earlier termination of this Agreement for any reason.

16.15. Attorneys' Fees and Costs. If any legal action is commenced in connection with the enforcement of this Agreement or any instrument or agreement required under this Agreement, the prevailing party shall be entitled to costs, attorneys' fees actually incurred, and necessary disbursements incurred in connection with such action, as determined by the court.

16.16. Financial Statements. Metavante agrees to furnish to the Customer copies of the then-current annual report for the Marshall & Ilsley Corporation, within forty-five (45) days after such document is made publicly available.

16.17. Publicity. Neither party shall use the other party's name or trademark or refer to the other party directly or indirectly in any media release, public announcement or public disclosure relating to this Agreement or its subject matter, in any promotional or marketing materials, lists or business presentations, without consent from the other party, which shall not be unreasonably withheld, for each such use or release in accordance with this Section. Notwithstanding the foregoing, at Metavante's request Customer agrees to issue a joint press release prepared by Metavante to announce the relationship established by the parties hereunder. Customer agrees that such press release shall be deemed approved by Customer in the event that, within five (5) Business Days of receiving Metavante's proposed press release, Customer does not provide written notice to Metavante describing in reasonable detail Customer's objections to the press release. All other media releases, public announcements, and public disclosures by either party relating to this Agreement or the subject matter of this Agreement (each, a "Disclosure"), including promotional or marketing material, but not including (i) announcements intended solely for internal distribution, or (ii) disclosures to the extent required to meet legal or regulatory requirements beyond the reasonable control of

© 2002 Metavante Corporation	7	NBO Stored Value 100902

the disclosing party, shall be subject to review and approval, which approval shall not be unreasonably withheld, by the other party prior to release. Such approval shall be deemed to be given if a party does not object to a proposed Disclosure within five (5) Business Days of receiving same. Disputes regarding the reasonableness of objections to the joint press release or any Disclosures shall be subject to the Dispute Resolution Procedures of Section 11.1 above.

16.18. Solicitation. Neither party shall solicit the employees of the other party for employment during the Term of this Agreement, for any reason. The foregoing shall not preclude either party from employing any such employee (i) who seeks employment with the other party in response to any general advertisement or solicitation that is not specifically directed towards employees of such party or (ii) who contacts the other party on his or her own initiative without any direct or indirect solicitation by such party.

16.19. No Third Party Beneficiaries. Each party intends that this Agreement shall not benefit, or create any right or cause of action in or on behalf of, any person or entity other than the Customer and Metavante.

16.20. Force Majeure. Notwithstanding any provision contained in this Agreement, neither party shall be liable to the other to the extent fulfillment or performance if any terms or provisions of this Agreement is delayed or prevented by revolution or other civil disorders; wars; acts of enemies; strikes; lack of available resources from persons other than parties to this Agreement; labor disputes; electrical equipment or availability failure; fires; floods; acts of God; federal, state or municipal action; statute; ordinance or regulation; or, without limiting the foregoing, any other causes not within its control, and which by the exercise of reasonable diligence it is unable to prevent, whether of the class of causes hereinbefore enumerated or not. This clause shall not apply to the payment of any sums due under this Agreement by either party to the other.

16.21. Construction. Metavante and Customer each acknowledge that the limitations and exclusions contained in this Agreement have been the subject of active and complete negotiation between the parties and represent the parties' voluntary agreement based upon the level of risk to Customer and Metavante associated with their respective obligations under this Agreement and the payments to be made to Metavante and the charges to be incurred by Metavante pursuant to this Agreement. The parties agree that the terms and conditions of this Agreement shall not be construed in favor of or against any party by reason of the extent to which any party or its professional advisors participated in the preparation of this document.

16.22. Waiver of Jury Trial. Each of Customer and Metavante hereby knowingly, voluntarily and intentionally waives any and all rights it may have to a trial by jury in respect of any litigation based on, or arising out of, under, or in connection with, this Agreement or any course of conduct, course of dealing, statements (whether verbal or written), or actions of Metavante or Customer, regardless of the nature of the claim or form of action, contract or tort, including negligence.

© 2002 Metavante Corporation	8	NBO Stored Value 100902

EXHIBIT A

GENERAL TERMS AND CONDITIONS

DEFINITIONS

A. "ACH" shall mean automated clearing house services.

B. "Affiliate" shall mean, with respect to a party, any Entity at any time Controlling, Controlled by or under common Control with, such party.

C. "Agreement" shall mean this master agreement and all schedules and exhibits attached hereto, which are expressly incorporated, any future amendments thereto, and any future schedules and exhibits added hereto by mutual agreement.

D. "Business Days" shall be Mondays through Fridays except holidays recognized by the Federal Reserve Board of Chicago.

E. "Change in Control" shall mean any event or series of events by which (i) any person or entity or group of persons or entities shall acquire Control of another person or entity or (ii) in the case of a corporation, during any period of 12 consecutive months commencing before or after the date hereof, individuals who at the beginning of such 12-month period were directors of such corporation shall cease for any reason to constitute a majority of the board of directors of such corporation.

F. "Commencement Date" shall mean the date on which Metavante first provides the Initial Services to Customer.

G. "Confidential Information" shall have the meaning set forth in Section 13.3 of the General Terms and Conditions.

H. "Contract Year" shall mean successive periods of twelve months, the first of which (being slightly longer than twelve (12) months) shall commence on the Commencement Date and terminate on the last day of the month in which the first anniversary of the Commencement Date occurs.

I. "Control" shall mean the direct or indirect ownership of over 50% of the capital stock (or other ownership interest, if not a corporation) of any Entity or the possession, directly or indirectly, of the power to direct the management and policies of such Entity by ownership of voting securities, by contract or otherwise. "Controlling" shall mean having Control of any Entity and "Controlled" shall mean being the subject of Control by another Entity.

J. "Customer" shall mean the Entity entering into this Agreement with Metavante and all Affiliates of such Entity for whom Metavante agrees to provide Services under this Agreement; Exhibit B to the General Terms and Conditions identifies such Affiliates as of the Effective Date.

K. "Customer Data" means any and all data and information of any kind or nature submitted to Metavante by Customer, or received by Metavante on behalf of Customer, necessary for Metavante to provide the Services.

L. "Damages" shall mean actual and verifiable monetary obligations incurred, or costs paid (except internal costs, attorneys' fees, and court costs) which (a) would not have been incurred or paid but for a party's action or failure to act in breach of this Agreement, and (b) are directly and solely attributable to such breach, but excluding any and all consequential, incidental, punitive and exemplary damages.

M. "Documentation" shall mean Metavante's standard user instructions relating to the Services, including tutorials, on-screen help, and operating procedures, as provided to Customer in written or electronic form.

N. "Effective Date" shall mean the date so defined on the signature page of this Agreement, or, if blank, the date executed by Metavante, as reflected in Metavante's records.

0. "Effective Date of Termination" shall mean the last day on which Metavante provides the Services to Customer (excluding any services relating to termination assistance).

P. "Eligible Provider" shall have the meaning as set forth in Section 3.1 of the General Terms and Conditions.

0. "Employment Cost Index" shall mean the Employment Cost Index (not seasonally adjusted) as promulgated by the United States Department of Labors Bureau of Labor Statistics (or any successor index).

R. "Entity" means an individual or a corporation, partnership, sole proprietorship, limited liability company, joint venture or other form of organization, and includes the parties hereto.

S. "Estimated Remaining Value" shall mean the number of calendar months remaining between the Effective Date of Termination and the last day of the contracted-for Term, multiplied by the average of the monthly fees (but in any event no less than the Monthly Base Fee or other monthly minimums specified in the Fee Schedule(s)) payable by Customer during the twelve (12) month period prior to the event giving rise to termination rights under this Agreement. In the event the Effective Date of Termination occurs prior to expiration of the First Contract Year, the monthly fees used in calculating the Estimated Remaining Value shall be the greater of (i) the estimated monthly fees set forth in the Fee Schedule(s) and (ii) the average monthly fees described in the preceding sentence.

© 2002 Metavante Corporation	9	NBO Stored Value 100902

T. "Expenses" shall mean any and all reasonable and direct expenses incurred by Metavante, including any postage, supplies, materials, travel and lodging in connection with services provided to or on behalf of Customer under this Agreement.

U. "Fee Schedule" shall mean the portions of schedules containing fees and charges for services rendered to Customer under this Agreement.

V. "Initial Services" shall mean all Services requested by Customer from Metavante under this Agreement prior to the Commencement Date. The Initial Services requested as of the Effective Date are set forth in the schedules attached hereto, which shall be modified to include any additional services requested by Customer prior to the Commencement Date.

W. "Initial Term" shall mean the period set forth on the first page of this Agreement.

X. "Legal Requirements" shall mean the federal and state laws, rules and regulations pertaining to Customer's business.

Y. "LU" shall mean any PC, printer, or terminal with direct access to a mainframe. If a PC is capable of running multiple sessions, each session be considered a separate LU.

Z. "Metavante Proprietor Materials and Information" shall mean the Metavante Software and all source code, object code, documentation (whether electronic, printed, written or otherwise), working papers, non-customer data, programs, diagrams, models, drawings, flow charts and research (whether in tangible or intangible form or in written or machine readable form), and all techniques, processes, inventions, knowledge, know-how, trade secrets (whether in tangible or intangible form or in written or machine readable form), developed by Metavante prior to or during the Term of this Agreement, and such other information relating to Metavante or the Metavante Software that Metavante identifies to Customer as proprietary or confidential at the time of disclosure.

AA. "Metavante Software" shall mean the software owned by Metavante and used to provide the Services.

BB. "New Services" shall mean any services which are not included in the Initial Services. Upon mutual agreement of the parties, New Services shall be included in the term "Services."

CC. "Performance Objectives" shall mean those service levels set forth in the schedules and designated as Performance Objectives.

DD. "Performance Warranty" shall have the meaning set forth in Section 6.1 of the General Terms and Conditions.

EE. "Plan" shall have the meaning set forth in Section 15.1 of the General Terms and Conditions.

FF. "Privacy Regulations" shall mean the regulations promulgated under Section 504 of the Gramm-Leach-Bliley Act, Pub. L.106-102, as such regulations may be amended from time to time.

GG. "Professional Services" shall mean services provided by Metavante for Implementation, training, consulting or to review or implement New Services or enhancements to existing Services.

HH. "Proper Instructions" shall mean those instructions sent to Metavante in accordance with Section 3.3 of the General Terms and Conditions.

II. "Services" shall mean the services, functions and responsibilities described in this Agreement to be performed by Metavante during the Term and shall include New Services which are agreed to by the parties in writing.

JJ. "Taxes" shall mean any manufacturers, sales, use, gross receipts, excise, personal property or similar tax or duty assessed by any governmental or quasi-governmental authority upon or as a result of the execution or performance of any service pursuant to this Agreement or materials furnished with respect to this Agreement, except any income, franchise, privilege or like tax on or measured by Metavante's net income, capital stock or net worth.

KK. "Term" shall mean the Initial Term and any extension thereof, unless this Agreement is earlier terminated in accordance with its provisions.

LL. "Termination Fee" shall have the meaning set forth on Schedule J of the Agreement.

MM. "Third Party" shall mean any Entity other than the parties or any Affiliates of the parties.

© 2002 Metavante Corporation	10	NBO Stored Value 100902

EXHIBIT B

GENERAL TERMS AND CONDITIONS

AFFILIATES OF CUSTOMER

NBO Systems, Inc.

The Gift Card Company

The Gift Certificate Company

Children's Heros

© 2002 Metavante Corporation	11	NBO Stored Value 100902

SCHEDULE B TO MASTER AGREEMENT

ELECTRONIC FUNDS DELIVERY

1. DEFINITIONS

A. "Card" shall mean a plastic card or other access device described in the Exhibits hereto that is issued by or on behalf of Customer.

B. "Cardholder" shall mean any person or Entity to whom Customer has issued a Card.

C. "Chargeback" shall mean the reversal of all or a portion of any amount previously posted to a Cardholder's account.

D. "EFT Services" shall mean the electronic funds transfer services set forth in attached Exhibit B1.

E. "EFD Services" shall mean the Services described in this Schedule.

F. "Implementation" shall mean (i) the transfer of Customer's electronic funds transfer and/or card processing services to the Metavante system and integration thereof such that Customer is able to receive the EFD Services in a live operating environment.

G. "Implementation Date" shall mean the date on which Implementation for Customer or a particular Affiliate has been completed. Exhibit B to the General Terms and Conditions identifies the Implementation Date for Customer and each Affiliate identified therein.

H. "Implementation Period" shall mean that portion of the Term beginning on the Effective Date and ending on the Implementation Date.

I. "Item" means any electronic message which communicates and effects a Transaction between Customer and its Cardholders.

J. "Merchant" shall mean a commercial establishment which contracts with Customer for Transaction processing services.

K. "Network" shall mean a shared system operating under a common name through which member financial institutions are able to authorize, route, process and settle Transactions (e.g. Discover).

L. "PIN" shall mean a Cardholder's personal identification number, a unique access code which must be used by the Cardholder to authenticate Transactions performed at a Terminal.

M. "POS" means point of sale.

N. "Terminal" means a POS device or any other device for processing on-line Transactions which directly or indirectly is supported by Metavante and meets the specifications of Metavante.

O. "Transaction" shall mean any function supported by Metavante which may be performed with a Card.

2. IMPLEMENTATION

2.1. Implementation of Services. The parties agree to use their best efforts to perform the Implementation(s) such that the Commencement Date occurs on or before November 1, 2002.

2.2. Development of Implementation Plan. Metavante, in consultation with Customer, will develop a detailed, customized plan for the Implementation (the "Implementation Plan"). The Implementation Plan will include: (i) a description of the tasks to be performed for the Implementation; (ii) allocation of responsibility for each of such tasks; and (iii) the schedule on which each task is to be performed. The Implementation project leaders for each party shall regularly communicate on the progress of the Implementation, the feasibility of the Implementation Dates specified in the Implementation Plan, and such other matters which may affect the smooth transition of the Services. Customer agrees to maintain an adequate staff of persons who are knowledgeable about the banking, data processing and information technology systems currently used by Customer. Customer further agrees to provide such services and to perform such obligations as are specified as Customer's responsibility in the Implementation Plan and as necessary for Customer to timely and adequately meet the scheduled dates set forth therein. Each party shall cooperate fully with all reasonable requests of the other party made necessary to effect the Implementation in a timely and efficient manner. The Implementation Plan may be amended by mutual agreement of the parties.

2.3. Implementation Resources. Metavante and Customer will provide a team of qualified individuals to assist in the Implementation effort. The anticipated team and description of their responsibilities is set forth in the Implementation Plan.

© 2002 Metavante Corporation	12	NBO Stored Value 100902

3. NETWORK REQUIREMENTS

3.1. Customer acknowledges and agrees that Customer must obtain required memberships in all applicable Networks. If Customer is not a duly licensed card issuing member of any Network, Customer shall execute applications for membership and shall provide Metavante with copies of its fully executed membership agreements promptly after receipt by Customer. Metavante agrees to assist Customer in obtaining approval by an appropriate bank, if necessary, for Discover membership.

3.2. Customer shall comply with the articles, bylaws, operating regulations, rules, procedures and policies of Discover, and/or other Networks, as applicable, and shall be solely responsible, as between Customer and Metavante, for any claims, liabilities, lawsuits and expenses arising out of or caused by Customer's failure to comply with the same.

4. SERVICES

4.1. Stored Value Card Services. Metavante agrees to provide Customer with the Services set forth on Exhibit B1.

A. Customer shall be solely responsible for monitoring and interpreting (and for complying with, to the extent such compliance requires no action by Metavante) the Legal Requirements. Based on Customer's Proper Instructions, Metavante shall select the processing parameter settings, features and options (collectively, the "Parameters") within Metavante's system that will apply to Customer. Customer shall be responsible for determining that such selections are consistent with the Legal Requirements and with the terms and conditions of any agreements between Customer and its clients. In making such determinations, Customer may rely upon the written descriptions of such Parameters contained in the User Manuals. Metavante shall perform system processing in accordance with the Parameters.

B. Subject to the foregoing, Metavante shall perform an on-going review of federal laws, rules and regulations. Metavante shall maintain the features and functions set forth in the User Manuals for each of the Services in accordance with all changes in federal laws, rules and regulations applicable to such features and functions, in a non-custom environment. For any new federal laws, rules and regulations, Metavante will perform a business review, with input from Metavante's customers and user groups. If Metavante elects to support a new federal law, rule or regulation through changes to the Metavante Software, Metavante shall develop and implement modifications to the Services to enable Customer to comply with such new federal laws, rules and regulations and Metavante will notify Customer of such mofidications. In all other circumstances relating to regulatory compliance of the Services, including state laws, rules and regulations, the provisions of Section 4.2 of the General Terms and Conditions above (New Services) shall apply.

C. In any event, Metavante shall work with Customer in developing and implementing a suitable procedure or direction to enable Customer to comply with federal and state laws, rules and regulations applicable to the Services being provided by Metavante to Customer, including in those instances when Metavante has elected to, but it is not commercially practicable to, modify the Metavante Software prior to the regulatory deadline for compliance.

4.2. Training. Customer shall be responsible for adequately and properly training all of Customer's personnel with regard to procedures to be observed and the use of all system features, reports, equipment, functions, and services. If Customer utilizes on-line system access features, Customer shall be responsible for delegating and controlling personnel access to the system and its data, including the proper segregation of duties and password access to system data, functions, and processes.

4.3. Settlement.

A. Customer acknowledges and agrees that, where Metavante processes a Transaction by a Cardholder to purchase goods or services using a Card such as a stored value card, Customer is obligated for the amount of the Transaction under applicable Network rules. Where Metavante processes a Transaction for a Merchant for the purchase of goods or services, Customer is due the amount of any credit transactions under applicable Network rules. Customer authorizes Metavante to receive amounts due to Customer and fund amounts payable by Customer in connection with Transactions processed by Metavante for Customer and its Cardholders and Merchants. Metavante shall daily determine the "Net Settlement" for Customer. "Net Settlement" means the net amount payable to Customer by Metavante, or the net amount payable to Metavante by Customer, as applicable, for Transactions settled for Customer by Metavante with Discover Networks, and/or other financial institutions, including Customer's Affiliates, in accordance with applicable Network operating rules. Customer shall maintain an account with a settlement bank designated by Metavante for purposes of funding or receiving Net Settlement, as applicable, and authorizes Metavante to charge the settlement account via ACH debit or otherwise for any Net Settlement owed by Customer to Metavante, and to deposit to the settlement account any Net Settlement owed by Metavante to Customer. Customer shall, upon Metavante's demand, pay to Metavante any Net Settlement that Metavante is unable to collect from the settlement account for any reason. Metavante will provide Customer with daily settlement and accounting information, and Customer agrees that Customer is responsible for the daily maintenance and reconciliation of all accounting entries. For purposes of this Section, "settlement account" shall refer to both activity accounts and funding accounts.

B. Metavante shall monthly determine the average monthly Net Settlement payable by Customer to Metavante, if any. Customer agrees to reimburse Metavante for its cost of funds in the amount determined by multiplying Customer's average monthly Net Settlement payable by the then published prime rate of M&I Marshall & Ilsley Bank.

4.4. Card Production Services. Delivery of cards will be deemed complete with respect to any order upon Metavante's delivery of the supply of cards to either Metavante's designated presort company (if Customer has requested use of a presort company), the United States Post Office, a common carrier or courier, or Customer's designated employee or agent. Following delivery of the cards in accordance with the foregoing, the card production services with respect to such order shall be completed, and Metavante shall have no further responsibility whatsoever for any use, abuse, loss, damage, alteration, or theft of cards following delivery. Metavante may require Customer to prepay postage, or fund a postage escrow, for card mailing services.

© 2002 Metavante Corporation	13	NBO Stored Value 100902

5. FEES

5.1. Fee Structure. The Exhibits attached hereto set forth the costs and charges for the EFD Services and Customer agrees to pay Metavante the fees specified in the Fee Schedules for the EFD Services rendered by Metavante.

5.2. Implementation. Customer agrees to pay Metavante the fees relating to the Implementation on the terms and conditions set forth on the Fee Schedules. In addition, Customer agrees to reimburse Metavante (i) for all Expenses reasonably incurred in connection with the Implementation; (ii) for Implementation of accounts or products not identified in the Implementation Plan as of the Effective Date; and (iii) for Metavante personnel or any independent contractors who perform services which are identified as the responsibility of the Customer in the Implementation Plan; and (iv) for Implementation related charges which may arise after the Implementation. Metavante will notify Customer prior to incurring Expenses.

5.3. Pricing and Operational Assumptions. The Fee Schedules set forth the operational and pricing assumptions made by Metavante following completion of its preliminary due diligence of Customer's requirements and its evaluation of information provided by Customer. If the parties determine that one or more of the pricing or operational assumptions listed in the Fee Schedules are inaccurate or incomplete in any material respect, the parties will negotiate in good faith regarding an equitable adjustment to any materially and adversely impacted provision of this Agreement.

5.4. Network Charges. In addition to the charges specified on the Fee Schedules, Customer shall be responsible for (a) all interchange and network provider fees; and (b) all dues, fees, fines and assessments established by and owed by Customer to Discover.

5.5. Training and Education.

A. Metavante shall provide training in accordance with the training schedule developed pursuant to the Implementation Plan. The sessions shall be held at an Metavante datacenter location to be determined by Metavante. Customer shall be responsible for all Expenses incurred by the participants and Metavante's trainers in connection with such education and training.

B. Metavante will provide to Customer, at no charge, one set of each of the Documentation. When the Documentation is updated, Metavante will provide the updates to Customer at no additional charge. Additional sets of the Documentation may be purchased by Customer at Metavante's then current price list. Customer may not modify, reproduce, or distribute the Documentation without the express consent of Metavante.

6. SERVICES FOLLOWING TERMINATION

6.1. Termination Assistance. Following the expiration or early termination of this Schedule by Customer, Metavante shall provide Customer, at Customer's expense, all necessary assistance to facilitate the orderly transition of Services to Customer or its designee ('Termination Assistance"). As part of the Termination Assistance, Metavante shall assist Customer to develop a plan for the transition of all Services then being performed by Metavante under this Schedule, from Metavante to Customer or its designee, on a reasonable schedule developed jointly by Metavante and Customer. Prior to providing any Termination Assistance, Metavante shall deliver to Customer a good faith estimate of all such Expenses and charges including charges for custom programming services. Customer understands and agrees that all Expenses and charges for Termination Assistance shall be computed in accordance with Metavante's then current standard prices for such products, materials and services. Nothing contained herein shall obligate Customer to receive Termination Assistance from Metavante.

6.2. Continuation of Services. Unless Metavante terminates this Schedule for Customer's default, upon at least ninety (90) days' prior written request by Customer, Metavante shall continue to provide Customer all Services through the expiration date of any outstanding cards, but in no event shall the Effective Date of Termination be extended for a maximum period of twelve (12) months. If Customer elects to receive the Services for such period, Metavante's then current standard pricing shall continue to apply to the provision and receipt of such Services.

6.3. Trailing Activity. For at least 120 days following the Effective Date of Termination, Customer shall maintain a settlement account with Metavante or the depository institution designated by Metavante which Metavante may charge to settle any trailing activity which accrues prior to the Effective Date of Termination, and which is not known to Metavante until sometime thereafter (including any Chargeback of a Transaction which is authorized prior to the Effective Date of Termination). Customer shall pay to Metavante fees at Metavante's then current standard rates to settle such trailing activity. Any form of termination notwithstanding, to protect the reputations of Customer and Metavante, the reasons for termination shall remain absolutely confidential outside of Customer's and Metavante's internal personnel, except for reporting that may be required under federal law.

7. General.

7.1. Equipment and Network. Customer shall obtain and maintain at its own expense its own data processing and communications equipment as may be necessary or appropriate to facilitate the proper use and receipt of the Services. Customer shall pay all installation, monthly, and other charges relating to the installation and use of communications lines between Customer's datacenter and the Operations Center, as set forth in the Network Schedule. Metavante maintains and will continue to maintain a network control center with diagnostic capability to monitor reliability and availability of the communication lines described in the Network Schedule, but Metavante shall not be responsible for the continued availability or reliability of such communications lines. Metavante agrees to provide services to install, configure, and support the wide-area network to interconnect Customer to the Operations Center as described in, and subject to the terms and conditions of, the Network Schedule.

© 2002 Metavante Corporation	14	NBO Stored Value 100902

7.2. Data Backup. Customer shall maintain adequate records of data provided to Metavante by Customer for at least ten (10) Business Days including (i) microfilm images of items being transported to Metavante or (ii) backup on magnetic tape or other electronic media where transactions are being transmitted to Metavante, from which reconstruction of lost or damaged items or data can be made. Customer assumes all responsibility and liability for any loss or damage resulting from failure to maintain such records. Metavante will maintain adequate records and backup of information obtained from sources other than from Customer.

7.3. Balancing and Controls. Customer shall (a) on a daily basis, review all input and output, controls, reports, and documentation, to ensure the integrity of data processed by Metavante; and (b) on a daily basis, check exception reports to verify that all file maintenance entries and nondollar transactions were correctly entered. Customer shall be responsible for initiating timely remedial action to correct any improperly processed data which these reviews disclose.

7.4. Regulatory Assurances. Metavante and Customer acknowledge and agree that the performance of these Services will be subject to regulation and examination by Customer's regulatory agencies to the same extent as if such Services were being performed by Customer. Upon request, Metavante agrees to provide any appropriate assurances to such agency and agrees to subject itself to any required examination or regulation. Customer agrees to reimburse Metavante for reasonable costs actually incurred due to any such examination or regulation that is performed primarily for the purpose of examining Services used by Customer.

A. Notice Requirements. Customer shall be responsible for complying with all regulatory notice provisions to any applicable governmental agency, which shall include providing timely and adequate notice to Feral Regulators as of the Effective Date of this Agreement, identifying those records to which this Agreement shall apply and the location at which such Services are to be performed.

B. Examination of Records. The parties agree that the records maintained and produced under this Agreement shall, at all times, be available at the Operations Center for examination and audit by governmental agencies having jurisdiction over the Customer's business, including any Federal Regulator. The Director of Examinations of any federal Regulator or his or her designated representative shall have the right to ask for and to receive directly from Metavante any reports, summaries, or information contained in or derived from data in the possession of Metavante related to the Customer. Metavante shall notify Customer as soon as reasonably possible of any formal request by any authorized governmental agency to examine Customer's records maintained by Metavante, if Metavante is permitted to make such a disclosure to Customer under applicable law or regulations. Customer agrees that Metavante is authorized to provide all such described records when formally required to do so by a Federal Regulator.

C. Audits. Metavante shall cause a Third Party review of the Operations Center and related internal controls, to be conducted annually by its independent auditors. Metavante shall provide to Customer, upon written request, one copy of the audit report resulting from such review. Remote datacenters used by Metavante in providing some of the Services shall be reviewed by Metavante's internal auditors in accordance with procedures and on a schedule satisfactory to the Federal Regulator responsible for supervision of Metavante.

© 2002 Metavante Corporation	15	NBO Stored Value 100902

EXHIBIT B1

ELECTRONIC FUNDS DELIVERY

SERVICES

THE APPLICATIONS/SERVICES LISTED IN THIS EXHIBIT MAY POSSESS ADDITIONAL FEATURES AND FUNCTIONS
WHICH HAVE NOT BEEN REQUESTED BY CUSTOMER AS PART OF THE INITIAL SERVICES. DURING THE TERM OF
THIS AGREEMENT, FUTURE PRODUCT DEVELOPMENT WILL LIKELY CREATE ADDITIONAL FEATURES AND
FUNCTIONS NOT CONTEMPLATED BY THIS AGREEMENT. UNLESS SPECIFICALLY NEGOTIATED BY THE PARTIES,
THE DISCOUNTS (IF ANY) SPECIFIED IN THIS EXHIBIT SHALL NOT APPLY TO SUCH ADDITIONAL OR FUTURE
FEATURES/FUNCTIONS

Discover Anonymous Stored Value Card Processing

Discover Card Personalization

IVR Support for Discover Stored Value Products

Dispute Processing for cards processed by Metavante

Risk Management as formally requested from time to time

Web Development as formally requested from time to time

© 2002 Metavante Corporation	16	NBO Stored Value 100902

EXHIBIT B2

ELECTRONIC FUNDS DELIVERY

FEE SCHEDULE
ONE-TIME FEES:
Stored Value Program Setup Fee	4,000.00	Per BIN	Dependent on program specifications.
Extension Programs	500.00	Per Program
VRU Implementation Fee	1,000.00	Per Program	Implementation fee includes port utilization, development, documentation, implementation, testing, 800# assignment and customer support.
Custom Program Coding	[* * *]	[* * *]
Web Development	[* * *]	[* * *]
MONTHLY PROCESSING FEES:
Stored Value
Monthly Base Fee	[* * *]	[* * *]
Cardholder Accounts On File	[* * *]
0 - 50,000 accounts	[* * *]	[* * *]
50,001 - 100,000 accounts	[* * *]	[* * *]
100,001 and over	[* * *]	[* * *]
Transactions	[* * *]
Authorizations	[* * *]
Predictive Risk Management	[* * *]	[* * *]
Card Production & Personalization	[* * *]
Card Activation	[* * *]		[* * *]
Load Transactions	[* * *]		[* * *]
File Transmissions	[* * *]
Non Financial Transactions	[* * *]		Web based customer inquiries.
Copy Requests	[* * *]	[* * *]
Chargeback Processing	[* * *]	[* * *]
Association and Network Fees	[* * *]	[* * *]
E Socket Transactions	[* * *]	[* * *]	[* * *]
Standard VRU
Transaction Fee	[* * *]	[* * *]
Monthly Minimum	[* * *]	[* * *]
Telecommunication Fees	[* * *]
Monthly Reporting	[* * *]
Call Center			[* * *].
24x7 Support	[* * *]	[* * *]	[* * *].
Monthly Minimum	[* * *]	[* * *]
Note: Fees do not include network or association pass through fees. The individual fees are established by the individual networks and card associations. Network and association and fees will be passed through as incurred
Monthly Program Minimum	[* * *]	[* * *]	[* * *].

Fees marked with "*" will remain fixed for the term of this Agreement.

© 2002 Metavante Corporation	17	NBO Stored Value 100902

Personalization Fees		Process
Thermal/Encode	[* * *]	Thermal/Encode
Thermal Print Logo on Back	[* * *]	Thermal print on back of card
Ident Print Rear - CVC2	[* * *]	Calculate CVC2
[* * *]

Submission Fee	[* * *]	Submission Fee
Custom Card
Bulk Return
Note: If avg submission =1500 submission will be .02 (30.00/1500)

Materials
Custom Card	TBD

Delivery
Bulkship	Actual Fed X Next Day

Expedite Fee
Submission Fee	[* * *]
Price Per Card	[* * *]
Fed X Next Day	[* * *]

Monthly Discount Schedule	[* * *]
[* * *]
[* * *]
[* * *]
[* * *]
[* * *]
[* * *]
[* * *]

Miscellaneous	[* * *]
[* * *]

© 2002 Metavante Corporation	18	NBO Stored Value 100902

SCHEDULE J TO MASTER AGREEMENT

TERMINATION FEE

1. Termination for Convenience. Except as set forth in Paragraph 3 below, if Customer elects to terminate this Agreement for any reason, Customer shall pay Metavante the Termination Fee computed in accordance with this Schedule J. The Termination Fee shall be paid prior to the Effective Date of Termination. In addition to the foregoing, Customer shall pay to Metavante any amortized but unpaid Implementation fees and all reasonable costs in connection with the disposition of equipment, facilities and contracts specifically related to Metavante's performance of the Services under this Agreement. Metavante agrees to give Customer notice of any such costs prior to incurring them.

2 Termination for Cause by Metavante. If Metavante terminates this Agreement in accordance with Sections 8.2 or 8.3 of the Agreement, Customer shall pay Metavante the Termination Fee as set forth in this Schedule J. The Termination Fee shall be paid prior to the Effective Date of Termination. In addition to the foregoing, Customer shall pay to Metavante any amortized but unpaid Implementation fees and all reasonable costs in connection with the disposition of equipment, facilities and contracts specifically related to Metavante's performance of the Services under this Agreement. Metavante agrees to give Customer notice of any such costs prior to incurring them.

3. Termination for Cause by Customer. If Customer terminates this Agreement in accordance with Sections 8.2 or 8.3, then Customer shall not be obligated to pay Metavante the Termination Fee.

4. Termination Fee. The Termination Fee shall be an amount equal to sixty percent (60%) of the Estimated Remaining Value.

5. Rebate of Termination Fee. Subject to Metavante' rights under Section 6 below, Customer shall receive a rebate of a portion of any Termination Fee paid by Customer hereunder in the event that Customer shall enter into a new agreement with Metavante to receive the Initial Services within thirty-six (36) months following the Effective Date of Termination. Such rebate shall be determined according to the following schedule:

Number of Months Following Termination	Rebate
0-3	100%
4-6	11/12
7-9	10/12
10-12	9/12
13-15	8/12
16-18	7/12
19-21	6/12
22-24	5/12
25-27	4/12
28-30	3/12
31-33	2/12
34-36	1/12

6. Payment of Rebate. The applicable rebate of the Termination Fee shall become payable to Customer upon execution of a new exclusive agreement for Initial Services by and between Customer and Metavante within thirty-six (36) months following the Effective Date of Termination (the "New Agreement"). The terms of such New Agreement shall be as mutually agreed by the parties and nothing herein shall obligate Metavante or Customer to accept any terms or conditions, whether or not previously acceptable to either of them. The rebate may be paid to Customer by Metavante, in its sole discretion, in the form of a discount to fees payable by Customer under the New Agreement or as a credit against implementation, conversion, training, or professional services fees payable by Customer, or in such other manner as Metavante shall decide. Customer's right to receive the rebate of the Termination Fee as provided under Section 5 above may not be cancelled or revoked except by a written instrument signed by Metavante expressly revoking Customer's right to receive such rebate delivered prior to execution of the New Agreement.

© 2002 Metavante Corporation	19	NBO Stored Value 100902

SCHEDULE L TO MASTER AGREEMENT

PERFORMANCE OBJECTIVES

Subject to the non-occurrence of an event of Force Majeure, Metavante shall provide Services in accordance with the Performance Objectives set forth below. Metavante shall provide Customer with not less than thirty (30) days' prior notice of any material proposed changes to the Performance Objectives and shall make no such changes without the prior consent of Customer, which shall not be unreasonably withheld.

Credits will be measured on monthly performance. Metavante will provide a monthly summary report including the required information for the Performance Objectives specified below.

PERFORMANCE OBJECTIVES

a) On-Line Transaction Response

Metavante will provide a Tandem response time (a response rate for transactions acquired by Tandem from an external network, delivered to CMS, returned from CMS, logged/exited Tandem) while adhering to network response time rules.

Standard: The average time of all transactions (as defined by the above Tandem response time) over the month will be less than 4 seconds.

Measurement/Reporting Requirement: Metavante report

b) System Availability

Calculation for Monthly Availability:

1- (OM / MA - SA)

Brackets include both the numerator & denominator

OM = Outage Minutes

MA = Number of minutes available in the month

SA = Schedules outages, including published outages, weekly scheduled IBM maintenance (Sunday 04:00 a.m. - 06:00 a.m., CT), and emergency maintenance where Customer has been notified within 48 hours and maintenance to occur between 12 a.m. and 6:00 a.m.

Example: 1- (213.6/43800 - 520) = 99.5%

Standard: Average Monthly Availability

99.9% for Tandem Base 24

99.5% for CMS Authorization (equates to 7.2 min/day or 213.6 minutes/month)

99.5% for VRU

Measurement/Reporting Requirement: Metavante to provide status reports reflecting statistics

c) Report Availability

Report files must be available for delivery to Customer by 3:00 am CT. Report files for Metavante generated reports, Settlement Manager, Card Management System reports. Network generated reports are excluded from this standard.

Standard: by 3:00 a.m. CT, Metavante allowed 1 miss per month < 60 minutes after standard. Penalty will not apply unless critical reports cannot be delivered in alternative format.

Measurement/Reporting Requirement: Metavante to provide status reports reflecting statistics

d) Customer Service

Metavante will meet the following Customer service standards:

Monthly average speed for answer less than or equal to 35 seconds

Monthly abandonment rate less than or equal to 6%.

© 2002 Metavante Corporation	20	NBO Stored Value 100902

e) Performance Credits

In the event Metavante fails to achieve any of the above Performance Objectives for 2 or more consecutive calendar months, Metavante agrees to provide Customer a credit of 5% of the total monthly fees paid by Customer for each missed Performance Objective in the second and every subsequent month the standard is missed.

© 2002 Metavante Corporation	21	NBO Stored Value 100902

[Metavante Logo] Metavante™

____________________________________________________________________________________

AMENDMENT TO MASTER AGREEMENT

THIS AMENDMENT, to the Master Agreement dated October 10, 2002 (the "Agreement") is made as of this 24 day of November, 2003, by and between the undersigned parties, and does hereby alter, amend, and modify the Agreement and supersedes and takes precedence over any conflicting provisions contained in the Agreement.

THEREFORE, FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, the undersigned parties agree as follows:

Customer desires to receive and Metavante agrees to provide STAR View Web Services. Customer agrees to pay for this Service in accordance with the attached Exhibit A.

Except as expressly modified herein, all other terms and conditions contained in the Agreement remain in full force and effect.

IN WITNESS WHEREOF, the undersigned parties have duly executed this Amendment in a manner appropriate to each.

[Stamp: DLP Approved as to Form by Legal 11/24/03]

METAVANTE CORPORATION ("Metavante")

By: /s/Frank G. D'Angelo

Name: Frank G. D'Angelo

Title: Group Executive, Electronic Funds Delivery

NBO SYSTEMS, INC. ("Customer")

By: /s/ Randy Steck

Name: Randy Steck

Title: Chief Operating Officer/Chief Technology Officer

© 2003 Metavante Corporation	1	NBO Systems Starview Amend 111403.doc

EXHIBIT A

FEES
STAR VIEW WEB
Implementation Fees:
One-time fee:	[* * *]

Training Fees:
Phone training:	[* * *]
On-site training:	[* * *]

Monthly Processing Fees:
For first four users:	[* * *]
For each additional user over four:	[* * *]

Pass-through Fees:
Sales tax	[* * *]

© 2003 Metavante Corporation	2	NBO Systems Starview Amend 111403.doc

[Metavante Logo] Metavante™

____________________________________________________________________________________

AMENDMENT TO MASTER AGREEMENT

THIS AMENDMENT, to the Master Agreement dated October 10, 2002 (the "Agreement") is made as of this 22nd day of June, 2004, by and between the undersigned parties, and does hereby alter, amend, and modify the Agreement and supersedes and takes precedence over any conflicting provisions contained in the Agreement.

THEREFORE, FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, the undersigned parties agree as follows:

As of the date of this Amendment, Customer and Metavante mutually agree that Exhibit B2, Electronic Funds Delivery Fee Schedule, be amended so that the Stored Value Monthly Processing Fee for Cardholder Accounts on File (Activated Accounts) be as follows:

[* * *]	[* * *]
[* * *]	[* * *]
[* * *]	[* * *]
[* * *]	[* * *]

Except as expressly modified herein, all other terms and conditions contained in the Agreement remain in full force and effect.

IN WITNESS WHEREOF, the undersigned parties have duly executed this Amendment in a manner appropriate to each.

[Stamp: DLP Approved as to Form by Legal 7/8/04]

METAVANTE CORPORATION ("Metavante")

By: /s/Frank G. D'Angelo

Name: Frank G. D'Angelo

Title: Executive Vice President, Electronic Funds Group

By: /s/Jeffrey A. Lewis

Name: Jeffrey A. Lewis

Title: Senior Vice President, Electronic Funds Group

NBO SYSTEMS, INC. ("Customer")

By: /s/ James Hyde

Name: James Hyde

Title: COO/CTO

© 2003 Metavante Corporation	1	NBO Systems Cardholder Account Amend 062204